Exhibit 99

US UNWIRED INC. AND SUBSIDIARIES

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	Note 1
Assets
Current assets:
Cash and cash equivalents	$26,982	$80,413
Subscriber receivables, net	34,772	25,349
Other receivables	480	1,593
Inventory	3,407	3,683
Prepaid expenses and other assets	10,111	8,049
Current assets related to discontinued operations	—	54,408

Total current assets	75,752	173,495

Property and equipment, net	184,384	205,376
Goodwill	46,705	46,705
Intangibles, net	12,457	13,093
Other assets	19,960	19,349
Non-current assets related to discontinued operations	—	181,770

Total assets	$339,258	$639,788

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$49,450	$43,649
Accrued expenses	5,236	44,942
Current maturities of long-term obligations	508	490
Current liabilities related to discontinued operations	—	419,885

Total current liabilities	55,194	508,966

Long-term obligations, net of current maturities	364,050	364,351
Other long-term liabilities	36,477	37,092
Investments in and advances to unconsolidated affiliates	—	2,467
Non-current liabilities related to discontinued operations	—	5,851

Stockholders’ deficit:
Common stock	1,663	1,637
Additional paid in capital	735,309	751,576
Retained deficit	(853,425)	(1,032,142)
Treasury stock	(10)	(10)

Total stockholders’ deficit	(116,463)	(278,939)

Total liabilities and stockholders’ deficit	$339,258	$639,788

See notes to condensed consolidated financial statements.

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Subscriber	$83,829	$73,556	$249,954	$214,576
Roaming	24,137	25,056	70,914	71,842
Merchandise sales	5,312	4,335	16,075	15,151
Other revenue	406	567	7,781	1,230

Total revenue	113,684	103,514	344,724	302,799

Expense:
Cost of service	56,048	56,568	167,883	157,826
Merchandise cost of sales	8,659	8,349	26,082	28,771
General and administrative	29,480	6,362	44,723	18,831
Sales and marketing	18,917	12,387	51,706	42,955
Non-cash stock compensation	475	182	555	271
Depreciation and amortization	14,453	14,759	43,823	44,656

Total operating expense	128,032	98,607	334,772	293,310

Operating income	(14,348)	4,907	9,952	9,489
Other income (expense):
Interest expense, net	(8,494)	(10,198)	(24,548)	(39,266)
Gain (loss) on sale of assets	(4)	(10)	6	(640)
Loss on debt restructuring	—	(4,484)	—	(58,977)

Total other expense	(8,498)	(14,692)	(24,542)	(98,883)

Loss from continuing operations before equity in income of unconsolidated affiliates	(22,846)	(9,785)	(14,590)	(89,394)
Equity in income of unconsolidated affiliates	—	(30)	2,467	224

Loss from continuing operations	(22,846)	(9,815)	(12,123)	(89,170)

Discontinued operations:
Gain on disposal of discontinued operations	—	—	192,853	16,131
Loss from discontinued operations	—	(7,079)	(2,013)	(30,015)

	—	(7,079)	190,840	(13,884)

Net income (loss)	$(22,846)	$(16,894)	$178,717	$(103,054)

See notes to condensed consolidated financial statements.

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the nine months ended, September 30,
	2005	2004
Cash flows from operating activities

Net cash (used in) provided by operating activities	$(14,218)	$66,862

Cash flows from investing activities

Proceeds from sale of assets	43	43,155
Distribution from unconsolidated affiliates	—	500
Payments for the purchase of equipment	(23,217)	(16,625)

Net cash (used in) provided by investing activities	(23,174)	27,030

Cash flows from financing activities

Proceeds from long-term obligations	—	358,416
Proceeds from exercised options	—	307
Payments for option cash out	(15,686)	—
Principal payments of long-term obligations	(353)	(378,620)
Debt issuance cost	—	(12,508)

Net cash provided by financing activities	(16,039)	(32,405)

Net increase (decrease) in cash and cash equivalents	(53,431)	61,487
Cash and cash equivalents at beginning of period	80,413	64,856

Cash and cash equivalents at end of period	$26,982	$126,343

See notes to condensed consolidated financial statements.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of US Unwired Inc. (“the Company” or “US Unwired”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three and nine-month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Due to Hurricane Rita, which struck in September 2005, many of the Company’s employees were forced to evacuate the Lake Charles, Louisiana area, and the Company lost service and access to its headquarters. As a result, beginning in September 2005, the Company has had only limited access to its headquarters, its financial systems, and many of its financial records and personnel. Consequently, the results for the three and nine-month periods ended September 30, 2005 include estimates of certain operating expense for the month of September 2005. Because, under the circumstances, the Company has not been able to complete estimates of the cost of the damage caused by Hurricane Rita, the Company’s financial position and results of operation do not include accruals for any uninsured costs that it may have incurred, which costs could be material.

As discussed in Note 2, as a result of the divestiture of IWO Holdings, Inc. (“IWO”) by US Unwired in February 2005, IWO is presented as a discontinued operation for all periods presented. As such, information contained in this filing may not be comparable to information presented in prior filings with the Securities and Exchange Commission (“SEC”), which included the operating results of IWO on a consolidated basis with US Unwired. The condensed financial statements contained herein do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements and should be read in conjunction with the financial statements and notes included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2004, filed with the SEC on March 14, 2005.

All options issued by the Company were redeemed for cash as part of the merger with Sprint Nextel Corporation (“Sprint Nextel”), which is discussed below. As a result, the Company no longer has stock compensation arrangements with any of its employees.

2. Description of the Organization

The Company is principally engaged in the ownership and operation of wireless communications. The Company was a network partner of Sprint Nextel and had the right to provide wireless services under the Sprint brand name within the Company’s service area, which consists of portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas prior to the completion of the merger discussed below.

On July 10, 2005, the Company, Sprint Nextel (f/k/a Sprint Corporation (“Sprint”)) and UK Acquisition Corporation (“UK”), a wholly owned subsidiary of Sprint Nextel, entered into an Agreement and Plan of Merger (“Merger Agreement”), pursuant to which UK agreed to acquire the Company for approximately $1.3 billion. The Merger Agreement was subject to certain conditions as contained therein. Under the terms of the Merger Agreement, UK commenced a cash tender offer to acquire all of the Company’s outstanding common stock at a price of $6.25 per share. Following the completion of the tender offer, the remaining shares of the Company’s outstanding common stock were acquired in a cash merger at the same price. As part of the Merger Agreement, the Company and Sprint sought a temporary stay of litigation pending in U.S. District Court in Lake Charles, La., including US Unwired’s request for an injunction to block the merger of Sprint and Nextel Communications, Inc., with a final resolution that became effective upon the closing of the acquisition. The merger was completed on August 12, 2005, at which time the Company became a wholly owned subsidiary of Sprint.

Beginning in December 2004, a series of actions were initiated that resulted in the divestiture of IWO on February 10, 2005. During a transition period that concluded on June 10, 2005, the Company provided certain managerial services to IWO. The accompanying unaudited consolidated financial statements reflect IWO as a discontinued operation.

3. Details of Certain Balance Sheet Accounts

Major categories of property and equipment consisted of the following:

	(unaudited) September 30, 2005	December 31, 2004
	(in thousands)
Land	$452	$452
Buildings and leasehold improvements	13,458	13,005
Facilities and equipment	420,261	405,686
Furniture, fixtures and vehicles	25,961	25,122
Construction in progress	14,839	9,692

	474,971	453,957
Less accumulated depreciation and amortization	290,587	248,581

	$184,384	$205,376

Intangible assets consisted of the following:

	(unaudited) September 30, 2005	December 31, 2004
	(in thousands)
Sprint affiliation agreement	$15,500	$15,500
Less accumulated amortization	3,043	2,407

Intangible assets, net	$12,457	$13,093

4. Long-Term Obligations

Long-term obligations, including capital lease obligations, consisted of the following:

	(unaudited) September 30, 2005	December 31, 2004
	(in thousands)
First priority senior secured floating rate notes due 2010	$125,000	$125,000
Second priority senior secured notes due 2012	233,564	233,482
Capital leases	5,994	6,359

Total long-term obligations	364,558	364,841
Less current maturities	508	490

Long-term obligations, excluding current maturities	$364,050	$364,351

First Priority Senior Secured Floating Rate Notes due 2010 and 10% Second Priority Senior Secured Notes due 2012

In September 2004, US Unwired issued $125 million aggregate principal amount of First Priority Senior Secured Floating Rate Notes due September 15, 2010 (“the 2010 Notes”) and $235 million aggregate principal amount of 10% Second Priority Senior Secured Notes due September 15, 2012 (“the 2012 Notes”). The 2010 Notes bear interest at a floating rate equal to LIBOR plus 4.25% per year, and the 2012 Notes bear interest at a fixed rate of 10% per year. Interest on the 2010 Notes resets quarterly and is payable quarterly in arrears on March 15, September 15, September 15 and December 15 of each year, beginning on September 15, 2004. Interest on the 2012 Notes is payable semi-annually on September 15 and December 15 of each year, beginning on December 15, 2004. The 2010 Notes will mature on September 15, 2010, and the 2012 notes will mature on September 15, 2012. The Company may redeem all or a part of the 2010 Notes on or after September 15, 2006 and all or a part of the 2012 Notes on or after September 15, 2008. In addition, before September 15, 2006 the Company may redeem up to 35% of the 2010 Notes, and before September 15, 2007 the Company may redeem up to 35% of the 2012 Notes, in each case with the proceeds of certain equity offerings. The 2010 Notes and 2012 Notes are senior secured obligations and are guaranteed on a senior secured basis by all of the Company’s existing and future restricted subsidiaries. The 2010 Notes are secured on a first priority basis and the 2012 Notes are secured on a second priority basis, in each case by liens on substantially all of US Unwired’s assets.

Reimbursement and Collateral Account Agreement

On July 14, 2004, US Unwired entered into a Possessory Security Agreement with Whitney National Bank (“Whitney”) pursuant to which US Unwired pledged cash to Whitney in an amount equal to 100% of US Unwired’s maximum repayment obligations with respect to any letters of credit issued by Whitney National Bank. As of September 30, 2005, the Company had $1.6 million in outstanding letters of credit with total availability of $2.0 million.

5. Income Taxes

The Company’s effective income tax rate for the interim periods presented differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred tax assets. The Company has provided a full reserve against its net operating loss carry forwards as of September 30, 2005. This reserve has been established as a result of an insufficient history of taxable income necessary to conclude that it is more likely than not that the net operating losses will be used in future years. To the extent the Company has taxable income in future years we would expect to recognize benefits on some portion of the net operating loss carry forwards.

As a result of the divestiture of IWO on February 10, 2005, the Company’s net operating loss carry forwards for federal income tax purposes were reduced to approximately $392 million from a reported $762 million at December 31, 2004. This carry forward, which may provide future tax benefits, begins to expire in 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership in the past and as a result of the merger with Sprint completed on August 12, 2005 may limit the amount of federal net operating loss carry forwards that could be used in future years to offset taxable income and taxes payable. Also as a result of the IWO divestiture, the Company’s net tax operating loss carry forwards for state income tax purposes were reduced to $375 million from a reported $388 million at December 31, 2004. Net tax operating loss carry forwards for state income tax purposes will begin to expire in 2012.

The Company recognized income from cancellation of indebtedness on the divestiture of IWO. Pursuant to federal and state income tax laws, the Company should not have to recognize cancellation of debt income for tax purposes.

In addition, the Company will join in the filing of Sprint’s consolidated federal income tax return and certain unitary or combined state income tax returns for the period after the completion of the merger with Sprint. In accordance with Sprint’s tax sharing agreement, income tax expense will be recorded by and charged to the Company on the basis of the Company filing separate returns in each taxing jurisdiction.

US UNWIRED INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements, which are statements about future business strategy, operations and capabilities, construction plans, construction schedules, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would or similar words. Forward-looking statements speak only as of the date of this report. They involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Specific factors that might cause such a difference include, but are not limited to (i) our ability to finance our operations and future growth opportunities, and service our long-term obligations, all of which is dependent on funding from our parent corporation, Sprint Nextel Corporation (“Sprint Nextel”); (ii) our dependence on Sprint Nextel for operational, marketing and other support; (iii) our ability to expand our network or to upgrade the network to accommodate new technologies; (iv) the likelihood of future losses; (v) potential fluctuations in operating results; (vi) changes or advances in technology; (vii) changes in law or government regulation; (viii) competition in the industry and markets in which we operate; (ix) future acquisitions; (x) our ability to attract and retain skilled personnel; (xi) our dependence on contractor and consultant services, network implementation and information technology support; (xii) our potential inability to expand the services and related products we provide in the event of substantial increases in demand in excess of supply for network and handset equipment and related services and products; (xiii) changes in labor, equipment and capital costs; (xiv) changes in management; and, (xv) general economic and business conditions.

You should not rely too heavily on any forward-looking statement. We cannot assure you that our forward-looking statements will prove to be correct. We have no obligation to update or revise publicly any forward-looking statement based on new information, future events or otherwise. This discussion should be read in conjunction with our financial statements included in this report and with the financial statements, Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations that are included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2004, filed on March 14, 2005 with the SEC.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint Nextel and the historical experience of other Sprint Nextel affiliates and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Due to Hurricane Rita, which struck in September 2005, many of the Company’s employees were forced to evacuate the Lake Charles, Louisiana area, and the Company lost service and access to its headquarters. As a result, beginning in September 2005, the Company has had access to its headquarters, its financial systems, and many of its financial records and personnel only on a limited basis. Consequently, the results for the three and nine-month periods ended September 30, 2005 include estimates of certain operating expense for the month of September. Because, under the circumstances, the Company has not been able to complete estimates of the cost of the damage caused by Hurricane Rita, the Company’s financial position and results of operation do not include accruals for any uninsured costs that it may have incurred, which costs could be material.

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements.

Bad Debt Expense

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of subscribers to make payments. If the financial conditions of our subscribers deteriorate, resulting in the subscribers’ inability to make payments, additional allowances will be required.

We estimate our allowance by examining the components of our revenue. We establish a general reserve of all accounts receivable that are estimated to be uncollectible. Our evaluation of the adequacy of these amounts includes our own historical experience and discussions with Sprint and other Sprint affiliates.

Revenue Recognition

We earn revenue by providing access to and usage of our network and sales of merchandise. Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area. Travel revenue is generated on a per minute basis when a Sprint Nextel subscriber outside of our markets uses our service when traveling through our markets. Foreign roaming revenue is generated when a non-Sprint Nextel customer uses our service when traveling through our markets. We recognize roaming revenue through an agreement that allows a reseller to sell prepaid wireless services in its markets. Revenues are recognized when amounts are considered to be earned under the respective service plans and collection of such amounts is considered probable.

Sprint Nextel retains 8% of collected service revenues from subscribers based in our service area, foreign roaming and for revenue generated under our reseller agreement. The amount of affiliation fees retained by Sprint Nextel is recorded as a Cost of service expense. Revenues derived from the sale of handsets and accessories by us and from certain roaming services (outbound roaming and roaming revenues from Sprint Nextel and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint Nextel.

Revenues from the sales of merchandise, primarily wireless handsets and accessories, represent a separate earnings process and are recognized at the time of the customer purchase. These revenues and related costs are included in merchandise sales and cost of sales, respectively. We reduce recorded revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).”

We recognize revenues from activation fees in accordance with EITF No. 00-21. In May 2003, the EITF modified its previous consensus to EITF 00-21 to clarify the scope of Issue 00-21 and its interaction with other authoritative literature. As permitted under the modified consensus, we adopted this modified consensus effective July 1, 2003 for all revenue arrangements entered into subsequent to September 30, 2003. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. We believe that the sale of handsets and future service under contract should be accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based on their relative fair values.

We recognize only a portion of contract cancellation fees billed to subscribers that disconnect service prior to fulfilling the contractual length of service, as there is significant uncertainty that all contract cancellation fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint Nextel historical trending to make our estimates. If the collections on contract cancellation fees are less than that recognized, additional allowances may be required.

We recognize only a portion of late fees billed to subscribers that fail to pay their bills within the required payment period, as there is no assurance that all late fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint Nextel historical trending to make our estimates. If the collections on late fees are less than that recognized, additional allowances may be required.

Inventory and Inventory Reserves

Inventory consists of wireless telephones and related accessories and is carried at cost. Cost is determined by the moving weighted average method, which approximates first-in, first-out.

We review our inventory semi-annually and write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be necessary.

Accrued Commissions

We accrue commissions and other costs related to national retailers based upon their sales to new subscribers. The national retailers receive both a commission and, because the handset is typically sold below cost, a reimbursement for the difference between the sales price and the cost. We base our accruals on information provided by Sprint Nextel on subscriber additions and recognize that there are typically timing differences between the point of subscriber activation and the time that we are invoiced for commissions by Sprint Nextel. We periodically and annually evaluate the adequacy of our accruals through analysis of historical information and discussions with Sprint Nextel. Depending on the level of sales and other factors, our estimates of the amounts accrued for commissions and other costs owed to such retailers may require modification of our previous estimates.

Goodwill and Intangible Assets Impairment Analysis

We perform impairment tests of goodwill and indefinite lived assets as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” The impairment analysis requires numerous subjective assumptions and estimates to determine fair value of the respective reporting units as required by SFAS No. 142. Depending on level of sales, our liquidity and other factors, we may be required to recognize impairment charges in the future.

Lease Transactions

We have entered into leases on towers owned by others to co-locate our cell sites. We have also entered into leases for properties related to our retail outlets, owned towers, certain office space and a portion of our network switching stations. Our accounting for an operating lease transaction as of the lease’s inception involves judgments in determining the number of lease renewals to be included in the lease term, in addition to the initial non-cancelable term, used to recognize rent expense on a straight-line basis. This judgment considers various factors that we would consider at the time of opting to renew such leases, particularly whether any non-renewal could result in economic detriment to us or the foregoing of an economic benefit available to us. Additionally, the lease term can impact the determination of the period over which the depreciable assets associated with operating leases are depreciated.

If a lease with a lease term containing one or more renewal periods is not renewed after the initial term has expired, then the carrying values of deferred rent resulting from straight-line recognition of rent expense and any lease related assets reflected in the consolidated balance sheet would be written off and reflected in our results of operations in the period such non-renewal has occurred.

Overview

We are principally engaged in the ownership and operation of wireless communications. We are a network partner of Sprint Nextel and had the exclusive right to provide wireless services under the Sprint brand names within our service area that consists of portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas prior to the merger discussed below.

On July 10, 2005, the Company, Sprint Nextel (f/k/a Sprint Corporation (“Sprint”)) and UK Acquisition Corporation (“UK”), a wholly owned subsidiary of Sprint Nextel, entered into an Agreement and Plan of Merger (“Merger Agreement”), pursuant to which UK agreed to acquire the Company for approximately $1.3 billion. The Merger Agreement was subject to certain conditions as contained therein. Under the terms of the Merger Agreement, UK commenced a cash tender offer to acquire all of the Company’s outstanding common stock at a price of $6.25 per share. Following the completion of the tender offer, the remaining shares of the Company’s outstanding common stock were acquired in a cash merger at the same price. As part of the Merger Agreement, the Company and Sprint sought a temporary stay of litigation pending in U.S. District Court in Lake Charles, La., including US Unwired’s request for an injunction to block the merger of Sprint and Nextel Communications, Inc., with a final resolution that became effective upon the closing of the acquisition. The merger was completed on August 12, 2005, at which time the Company became a wholly owned subsidiary of Sprint.

Beginning in December 2004, a series of actions were initiated that resulted in the divestiture of IWO in February 2005. During a transition period that concluded on June 10, 2005, we provided certain managerial services to IWO. Our accompanying unaudited financial statements reflect IWO as a discontinued operation.

Results of Operations

Three-Month Period Ended September 30, 2005 Compared to the Three-Month Period Ended September 30, 2004

Revenue

	Three-month period ended September 30,
	2005	2004
	(in thousands)
Subscriber revenue	$83,829	$73,556
Roaming revenue	24,137	25,056
Merchandise sales	5,312	4,335
Other revenue	406	567

Total revenue	$113,684	$103,514

Subscriber revenue

Total subscriber revenues were $83.8 million for the three-month period ended September 30, 2005 as compared to $73.6 million for the three-month period ended September 30, 2004, representing an increase of $10.2 million and was primarily as a result of an increase of $5.7 million in basic service and airtime, an increase of $3.8 million related to data usage and an increase of $0.7 million in other revenues that was primarily as a result of the increase in subscribers.

Roaming revenue

Roaming revenues were comparable at $24.1 million for the three-month period ended September 30, 2005 as compared to $25.0 million for the three-month period ended September 30, 2004 as the decrease in the reciprocal travel rate with Sprint Nextel was offset by increases in voice and data volume. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were comparable at $5.3 million for the three-month period ended September 30, 2005 as compared to $4.3 million for the three-month period ended September 30, 2004. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

Other revenues

Other revenues were $0.4 million for the three-month period ended September 30, 2005 as compared to $0.6 million for the three-month period ended September 30, 2004, representing an increase of $0.2 million.

Operating Expense

	Three-month period ended September 30,
	2005	2004
	(in thousands)
Cost of service	$56,048	$56,568
Merchandise cost of sales	8,659	8,349
General and administrative	29,480	6,362
Sales and marketing	18,917	12,387
Non-cash stock compensation	475	182
Depreciation and amortization	14,453	14,759

Total operating expense	$128,032	$98,607

Cost of service

Cost of service was $56.0 million for the three-month period ended September 30, 2005 as compared to $56.6 million for the three-month period ended September 30, 2004, representing a decrease of $0.6 million. The decrease primarily related to a decrease of $0.8 million in network usage, $0.5 million in our subscriber usage of non-US Unwired networks, a $0.2 million in clearinghouse fees and $0.3 million in Sprint Nextel fees that were primarily volume related. The decrease was partially offset by an increase of $0.4 million in employee compensation and benefits and $0.8 million in various other costs.

Merchandise cost of sales

Merchandise cost of sales was $8.7 million for the three-month period ended September 30, 2005 as compared to $8.3 million for the three-month period ended September 30, 2004, representing an increase of $0.4 million that was primarily as a result of increased subscribers. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative

General and administrative expenses were $29.5 million for the three-month period ended September 30, 2005 as compared to $6.4 million for the three-month period ended September 30, 2004, representing an increase of $23.1 million that was primarily the result of paying approximately $15.0 million in change of control compensation due to executives as a result of the completion of the merger with Sprint Nextel and incurring $7.6 million in merger-related transaction fees.

Sales and marketing

Sales and marketing expenses were $18.9 million for the three-month period ended September 30, 2005 as compared to $12.4 million for the three-month period ended September 30, 2004, representing an increase of $6.5 million that was primarily related a $1.5 million increase in payments to independent agents, a $1.9 million increase in advertising, a $1.5 million in increase in handset subsidies, $0.6 million in employee-related compensation and benefits and $1.0 million in various other sales and marketing costs.

Non-cash stock compensation

Non-cash stock compensation expense was $0.5 million for the three-month period ended September 30, 2005 as compared to $0.2 million for the three-month period ended September 30, 2004 representing an increase of $0.3 million due to primarily to the conversion of options under the terms of the merger with Sprint Nextel.

Depreciation and amortization

Depreciation and amortization expense was comparable at $14.5 million for the three-month period ended September 30, 2005 and $14.8 million for the three-month period ended September 30, 2004.

Other Income/(Expense)

	Three-month period ended September 30,
	2005	2004
	(in thousands)
Interest expense, net	$(8,494)	$(10,198)
Gain on sale of assets	(4)	(10)
Loss on debt restructuring	—	(4,484)

Total other expense	$(8,498)	$(14,692)

Interest expense was $8.4 million for the three-month period ended September 30, 2005 as compared to $10.2 million for the three-month period ended September 30, 2004, representing a decrease of $1.8 million and is primarily the result of our refinancing efforts that resulted in lower interest rates. Interest rates on our long-term obligations are discussed in detail in Note 4 to the unaudited condensed consolidated financial statements.

Loss on debt restructuring

During the three-month period ended September 30, 2004, we executed a series of transactions to refinance our long-term debt. We recognized a loss of $4.5 million related to the payment in full and termination of our senior secured credit facility and the retirement of a portion of our 133/8% senior subordinated discount notes using the proceeds from the sale of $360 million of new senior secured notes and approximately 34.5 million shares of our common stock.

Nine-month Period Ended September 30, 2005 Compared to the Nine-month Period Ended September 30, 2004

Revenue

	Nine-month period ended September 30,
	2005	2004
	(in thousands)
Subscriber revenue	$249,954	$214,576
Roaming revenue	70,914	71,842
Merchandise sales	16,075	15,151
Other revenue	7,781	1,230

Total revenue	$344,724	$302,799

Subscriber revenue

Total subscriber revenues were $250.0 million for the nine-month period ended September 30, 2005 as compared to $214.6 million for the nine-month period ended September 30, 2004, representing an increase of $35.4 million and was primarily as a result of an increase of $20.6 million in basic service and airtime, an increase of $12.6 million related to data usage and an increase of $2.2 million in other subscriber revenue primarily as a result of the increase in subscribers.

Roaming revenue

Roaming revenues were $70.9 million for the nine-month period ended September 30, 2005 as compared to $71.8 million for the nine-month period ended September 30, 2004, representing a decrease of $0.9 million and was primarily the result of the decrease in the reciprocal travel rate with Sprint Nextel which was partially offset by increases in voice and data volume.

Merchandise sales

Merchandise sales were $16.1 million for the nine-month period ended September 30, 2005 as compared to $15.1 million for the nine-month period ended September 30, 2004, representing an increase of $1.0 million and was primarily the result of the increase in subscribers. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

Other revenues

Other revenues were $7.8 million for the nine-month period ended September 30, 2005 as compared to $1.2 million for the nine-month period ended September 30, 2004, representing an increase of $6.6 million and primarily related to management fees paid by IWO from the February 10, 2005 date of the divestiture to the June 10, 2005 termination date of the management agreement.

Operating Expense

	Nine-month period ended September 30,
	2005	2004
	(in thousands)
Cost of service	$167,883	$157,826
Merchandise cost of sales	26,082	28,771
General and administrative	44,723	18,831
Sales and marketing	51,706	42,955
Non-cash stock compensation	554	271
Depreciation and amortization	42,823	44,656

Total operating expense	$334,772	$293,310

Cost of service

Cost of service was $167.9 million for the nine-month period ended September 30, 2005 as compared to $157.8 million for the nine-month period ended September 30, 2004, representing an increase of $10.1 million. The increase primarily related to $0.5 million in our subscriber usage of non-US Unwired networks, $1.0 million in our subscriber usage of our own network, $4.4 million in bad debts expense (after taking into consideration a $1.3 million settlement by Sprint Nextel in the nine-month period ended September 30, 2004), $3.5 million in Sprint Nextel service bureau and franchise fees that was primarily volume related (after taking into consideration a $3.3 million true-up of 2003 Sprint PCS service bureau fees recorded in the nine-month period ended September 30, 2004) and $1.6 million in lease expense primarily related to new tower leases that was partially offset by a decrease of $1.1 million in property taxes and $0.2 million in various other expenses.

Merchandise cost of sales

Merchandise cost of sales was $26.1 million for the nine-month period ended September 30, 2005 as compared to $28.8 million for the nine-month period ended September 30, 2004, representing a decrease of $2.7 million that was primarily the result of cost reduction efforts that included the marketing of lower end and refurbished handsets. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative

General and administrative expenses were $44.7 million for the nine-month period ended September 30, 2005 as compared to $18.8 million for the nine-month period ended September 30, 2004, representing an increase of $25.9 million that was primarily the result of paying approximately $15.0 million in change of control compensation due to executives as a result of the completion of the merger with Sprint Nextel and incurring $7.6 million in merger-related transaction fees. Additionally, we incurred $5.7 million in legal and other professional fees related to our lawsuit against Sprint and $0.5 million on other administrative expenses that was partially offset by reductions related to our IWO divestiture that included $1.5 million in wages and benefits, $0.7 million in collection agency fees and $0.7 million in insurance expense.

Sales and marketing

Sales and marketing expenses were $51.7 million for the nine-month period ended September 30, 2005 as compared to $43.0 million for the nine-month period ended September 30, 2004, representing an increase of $8.7 million that was primarily related a $1.1 million increase in payments to independent agents, a $0.4 million increase in advertising, a $5.5 million in increase in handset subsidies driven by an increase in rebates, $1.4 million in employee-related compensation and benefits and $0.3 million in various other sales and marketing costs.

Non-cash stock compensation

Non-cash stock compensation was $0.6 million for the nine-month period ended September 30, 2005 as compared to $0.3 million for the nine-month period ended September 30, 2004 and was primarily the result of the option exercises and payouts under the merger with Sprint Nextel. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options and restricted shares of our stock in July 1999. January 2000 and April 2005 with exercise prices less than the market value of our stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over the vesting periods of the options or restricted stock grants.

Depreciation and amortization

Depreciation and amortization expense was comparable at $43.8 million for the nine-month period ended September 30, 2005 and $44.7 million for the nine-month period ended September 30, 2004.

Other Income/(Expense)

	Nine-month period ended September 30,
	2005	2004
	(in thousands)
Interest expense, net	$(24,548)	$(39,266)
Gain (loss) on sale of assets	6	(640)
Loss on debt restructuring	—	(58,977)

Total other expense	$(24,542)	$(98,883)

Interest expense was $24.5 million for the nine-month period ended September 30, 2005 as compared to $39.3 million for the nine-month period ended September 30, 2004, representing a decrease of $14.8 million and is primarily the result of our refinancing efforts that resulted in lower interest rates. Interest rates on our long-term obligations are discussed in detail in Note 4 to the unaudited condensed consolidated financial statements.

Loss on debt restructuring

During the nine-month period ended September 30, 2004, we executed a series of transactions to refinance our long-term debt. We recognized a loss of $59.0 million related to the payment in full and termination of our senior secured credit facility and the retirement of a portion of our 133/8% senior subordinated discount notes using the proceeds from the sale of $360 million of new senior secured notes and approximately 34.5 million shares of our common stock.

Equity in income of unconsolidated affiliates

Equity in income of unconsolidated affiliates was $2.5 million for the nine-month period ended September 30, 2005 as compared to $0.2 million for the nine-month period ended September 30, 2004, representing an increase of $2.3 million and is primarily related to the release of our debt guaranty in an unconsolidated affiliate.

Discontinued operations

In the nine-month period ended September 30, 2005, we recorded a gain of $192.9 million related to the divestiture of IWO. In the nine-month period ended September 30, 2004, we recorded a gain of $16.1 million related to the disposal of our cellular operations and certain cell site towers. Associated with these operations, our loss from discontinued operations decreased to $2.0 million in the nine-month period ended September 30, 2005 from $30.0 million in the nine-month period ended September 30, 2004.

Liquidity and Capital Resources

As of September 30, 2005, US Unwired had $27.0 million in cash and cash equivalents and $364.0 million in long-term indebtedness. Additionally, effective with the merger with Sprint, US Unwired became a wholly-owned subsidiary of Sprint and is dependent on Sprint to funds its operations.

Cash Flows

Our net cash decreased by approximately $53.4 million in the nine-month period ended September 30, 2005 and primarily consisted of $23.2 million in capital expenditures, $14.2 million in cash used by operations and $15.7 million in payments made for options converted under the merger agreement with Sprint.

Seasonality

Like the wireless communications industry in general, there is an increase in subscriber additions in the fourth quarter due to the holiday season. A greater number of phones sold at holiday promotional prices causes our losses on merchandise sales to increase. Our sales and marketing expenses also increase with holiday promotional activities. We also experience an increase in pre-pay and sub-prime customers in the first quarter. We generally have the weakest demand for new wireless services during the summer. We expect these trends to continue based on historical operating results.